UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a party other than the Registrant  ☒

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

Alkermes plc

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Management LP
Sarissa Capital Offshore Master Fund LP
Sarissa Catapult Holdings Ltd
Sarissa Capital Catapult Fund LLC
Sarissa Capital Hawkeye Fund LP
ISP Fund LP
Sarissa Capital Master Fund II LP
Sarissa Capital Athena Fund Ltd
Atom Master Fund LP
Sarissa Capital Fund GP LP
Sarissa Capital Fund GP LLC
Sarissa Capital Offshore Fund GP LLC
Sarissa Capital Management GP LLC
Alexander J. Denner, Ph.D.
Patrice Bonfiglio
Sarah J. Schlesinger, M.D.

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This filing contains a press release issued on June 13, 2023 by Sarissa Capital.

SARISSA URGES SHAREHOLDERS TO VOTE FOR SARISSA NOMINEES TO
PROVIDE MUCH NEEDED OVERSIGHT AND ACCOUNTABILITY TO ALKERMES

Sarissa does not understand why the Alkermes independent directors refuse to add Sarissa representatives to the board

Sarissa believes the addition of its representatives to the Alkermes board can unlock shareholder value and allow Alkermes to achieve its true potential

Greenwich, CT, June 13, 2023 – Sarissa Capital today released the following letter to shareholders of Alkermes plc (NASDAQ: ALKS):

June 13, 2023

Dear Fellow Alkermes Shareholders:

We are one of Alkermes’ largest, long-term shareholders, owning nearly $450 million of stock. We have a stellar track record of success unlocking shareholder value by working collaboratively in the boardroom. For the past few years, we have been attempting to gain representation on the Alkermes board. Despite Alkermes’ ongoing process to refresh the board, a board with no shareholder representatives and incumbent directors with superfluous skill sets, the board has steadfastly refused to add our nominees.

We have proposed excellent candidates and cannot understand why the Alkermes directors are prepared to spend such a tremendous amount of time and shareholder money to keep us out of the boardroom. We will clearly add a shareholder perspective that currently does not exist on the board.

We believed our recent discussions with certain independent board members were positive and had hoped we could avoid a proxy contest and reach a settlement that would be beneficial for all shareholders. We offered reasonable settlement compromises including delaying our appointment to the board and making it contingent upon stock price targets not being met. Regrettably, however, the board shunned our compromises and indicated that they only would be willing to meet with us two times per year (with Chairman and CEO Pops present) if we drop our request for board representation (as you know, most companies meet with major shareholders at least four times per year as a matter of course).

Nonetheless, we will continue our attempts to engage constructively with the independent directors in the hopes of avoiding a proxy contest and reaching an amicable settlement that will allow us to work together to unlock value for all shareholders. Unfortunately, after our multi-year experience engaging with Alkermes, we believe Chairman and CEO Pops has far too much control and not nearly enough oversight on the board to allow a shareholder-favorable settlement to occur. In fact, we learned that instead of focusing on running the company, Mr. Pops had recently undertaken a roadshow with investors (during the company’s quiet period and prior to the filing of any proxy materials with the SEC) that we understand involved Mr. Pops lobbying shareholders against Sarissa representation on the board.

For over 30 years, Chairman and CEO Pops has presided over massive destruction of shareholder value at Alkermes, managing to operate a $1 billion revenue generating company (nearly 1/3 of which is cost-free royalty income) at a perpetual loss with limited oversight by the board and no accountability to shareholders. We do not believe this pattern of value destruction will change without a strong shareholder presence on the board. We believe Pops understands that shareholder representation on the board will likely result in greater accountability and oversight. That is why he has gone to great lengths to prevent it.

Richard Pops and the board have undertaken a misleading smear campaign of our nominees and have now offered reasons for not including us on the board never previously offered by the company despite years of discussions with Pops and the board. Most recently, the board issued a presentation citing Alex Denner’s membership on the Biogen board as an irreconcilable conflict.  Alkermes must know that no real conflict exists as the Alkermes board approved of another Biogen director to be added to the Alkermes board, specifically clearing such Biogen director of any potential conflict issues. Coincidentally, Alex Denner recently announced that he will not stand for re-election to the Biogen board at the upcoming annual meeting, eliminating any claim of conflict whatsoever.

In addition, Alkermes has cited Dr. Denner’s inclusion in an M&A shareholder strike suit as a new basis to not include Dr. Denner on the Alkermes board. As you know, shareholder strike suits are a matter of course and occur in virtually every M&A transaction. In fact, we can provide many instances where the current directors have been involved in shareholder lawsuits – some of which were outside of the typical M&A context. For example, Alkermes lead independent director, Nancy Wysenski, was accused in a securities fraud and insider trading suit of overstating clinical trial results and then profiting by selling approximately $22 million of stock. After US Senator Charles Grassley wrote to the SEC to investigate the stock sale, Nancy Wysenski suddenly retired. The court in that action indicated that Nancy Wysenski may have retired due to her negligence in that matter.

Richard Pops and the board have also been touting some short-term positive stock price performance at Alkermes as a reason to maintain the status quo. We are certainly pleased that the stock has recently performed better than it has in the past. Recall, in the last five years, Alkermes’ stock price has declined nearly 40% and underperformed the iShares Biotechnology ETF (“IBB”) by approximately 54% (calculated by subtracting the percentage change of Alkermes’ share price from the percentage change of IBB’s price from 06/12/2018 to 06/12/2023. Source: Bloomberg). However, we believe much of this positive short-term performance is the direct result of pressure from Sarissa and other shareholders to run the company for the benefit of shareholders. As you know, pressure from Elliott and Sarissa drove Alkermes to finally enact profitability targets after nearly 30 years of unchecked value destruction. We believe that once pressure from shareholders is removed, Pops will revert the company back to its old course of value destruction and will never address the fundamental issues at the company.

Notably, in addition to issues with poor governance, expense management and capital allocation, Alkermes is basically a patchwork of subscale businesses. The revenue potential of the commercial products is restrained by subscale and expensive efforts. Selling, general and administrative expenses have run at an unreasonable percentage of commercial revenues for many years, and guidance continues to increase. The manufacturing business is undersized and, in addition to the mishaps and delays over the years, may very well be unprofitable. Research and development is inefficient and expensive with the company’s extended efforts in cancer not building on the company’s expertise in psychiatry. (Admitting the inefficiency of its endeavor into oncology, the company announced at the prodding of Sarissa and other investors its intention to spin the oncology business – a good first step but certainly too little, too late.) As a result, expenses are exorbitant as a percent of revenue (~113% for the year ended 2022) and outsized relative to Alkermes’ peers even before accounting for the fact that roughly a third of revenue is typically derived from royalties that should fall directly to the bottom line.

Despite the consistent under-performance and destruction of shareholder value, Mr. Pops has been handsomely rewarded for over thirty years. Alkermes went public in 1991. Since the Nasdaq Biotechnology Index’s creation in 1993, Alkermes has underperformed the NBI by nearly 1,600% (calculated by subtracting the total return of the NBI index from Alkermes’ total return from 11/01/1993 to 06/12/2023. Source: Bloomberg). In the last 15 years alone, Alkermes has underperformed the NBI by 311% and Richard Pops has been rewarded with over $150 million in compensation.

Our nominees are excellent. Each of Dr. Alex Denner, Dr. Sarah Schlesinger and Patrice Bonfiglio have the skills and the experience to unlock shareholder value at Alkermes. Moreover, they each understand that they work for the shareholders and will provide essential oversight of management and accountability to shareholders. Conversely, Richard Pops has been a constant part of Alkermes’ underperformance since inception. He will never run Alkermes for the benefit of shareholders without strong shareholder representation on the board. Shane Cooke is a former long-time member of Alkermes’ management team and direct report of Mr. Pops. We believe he is neither additive to the board nor ideal to be trusted to provide appropriate oversight of Mr. Pops given their long-standing relationship. Richard Gaynor is an oncologist who was added to the board by Mr. Pops because of his expertise in oncology at a time when the company was investing heavily in building an oncology franchise. Given the imminent spin of the company’s cancer assets, his expertise is no longer relevant.

We are undertaking this proxy contest reluctantly. We own shares valued at nearly $450 million and have a long track record of success generating value for shareholders of healthcare companies by working collaboratively in the boardroom. We have been attempting to engage constructively with the independent directors for several years. Our candidates are excellent and fill obvious needs on the board (certain incumbent Alkermes directors are redundant and/or superfluous). We cannot understand why the board is prepared to spend such a tremendous amount of time and shareholder funds to keep us out of the boardroom.

The Alkermes directors have not articulated to us any substantive considerations not to endorse our nominees. We have offered reasonable compromises to settle this proxy contest but unfortunately the board has rejected us at every turn. Nonetheless, we remain undeterred. We firmly believe shareholder representation on the board is critical to unlocking Alkermes’ true potential. And we will continue to attempt to engage constructively with the board so that our representatives have a seat in the boardroom and can truly advocate for oversight and accountability.

We urge our fellow Alkermes shareholders to vote the BLUE universal proxy card “FOR” all Sarissa Nominees to provide much needed oversight and accountability at Alkermes. We look forward to continuing our engagement with our fellow shareholders in the coming weeks. Thank you for your continued support.

Sarissa Capital Management LP

For additional information please visit our website at upgradealkermes.com.
#UpgradeAlkermes

If you have any questions regarding your BLUE universal proxy card or need assistance in executing your proxy card, please contact:

D.F.  King & Co., Inc.
Shareholders call Toll-Free: (866) 207-3648
All Others Call: (212) 493-6952
Email: ALKS@dfking.com

Your vote at Alkermes' Annual General Meeting of Shareholders on June 29, 2023 is very important.  We urge all shareholders to vote "FOR" the election of the Sarissa Nominees, “AGAINST” the compensation of the Company’s named executive officers, and "FOR" all other proposals in our proxy statement.

You can vote in one of three easy ways: by internet at www.cesvote.com, by telephone at 1-888-693-8683 or by mail using the BLUE universal proxy card and postage-paid envelope sent to you.

If you vote by internet or telephone, you will be required to provide the unique control number printed on your BLUE universal proxy card.

Contact:	Dayna Packes Sarissa Capital Management LP info@sarissacap.com

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying BLUE universal proxy card with the SEC on June 2, 2023, in connection with the solicitation of shareholders of the Company for the 2023 annual general meeting of shareholders (the “Annual Meeting”).  Shareholders are advised to read the definitive proxy statement and other documents related to the Annual Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov.  The definitive proxy statement and other relevant documents filed by Sarissa Capital are also available at no charge at www.upgradealkermes.com or by directing a request to Sarissa Capital’s proxy solicitor, D.F.  King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (866) 207-3648).